Exhibit 99.1

P.F. Chang’s Announces International Expansion in Mexico
Signs Agreement with Alsea to Develop P.F. Chang’s Restaurants Throughout Mexico

SCOTTSDALE, Ariz.—(BUSINESS WIRE)—May. 18, 2009— P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced a development and license agreement with Alsea, S.A.B. de C.V. (BMV: ALSEA), the leading Quick Service Restaurant (“QSR”) and Casual Dining operator in Latin America, to develop 30 restaurants throughout Mexico over the next 10 years. The first location is scheduled to open in Mexico City in the fourth quarter of 2009.

“It’s important for us to find great partners as we expand our dining experience to other countries,” said Rick Federico, co-CEO and Chairman of the Board, P.F. Chang’s China Bistro, Inc. “We are excited in what we found in Alsea and about the prospects of bringing P.F. Chang’s to Mexico with them.”

“We are delighted to bring P.F. Chang’s to Mexico,” said Alberto Torrado, Director of Alsea. “We believe the Mexican community will love the quality of the food and the high-energy atmosphere that P.F. Chang’s provides its guests.”

Alsea plans to initially focus on Mexico City and open two restaurants in the first year of the agreement. Alsea will then broaden expansion throughout Mexico with plans for opening 10 restaurants in the first four years.

About Alsea

Alsea is the leading QSR and Casual Dining operator in Latin America—operating global brands of proven success such as Domino’s Pizza, Starbucks Coffee, Burger King, Chili’s Grill & Bar and California Pizza Kitchen. Alsea’s shares are traded on the Mexican Stock Exchange under the ticker symbol ALSEA.

About P.F. Chang’s China Bistro, Inc.

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

Source: P.F. Chang’s China Bistro, Inc.

Dig Communications
Rachel Gillman,
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rgillman@digcommunications.com